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                                                                    EXHIBIT 99.6

                      CONSENT OF THOMAS WEISEL PARTNERS LLC


October 11, 2001
The Board of Directors
Scient Corporation
860 Broadway, 3rd Floor
New York, NY 10003


Members of the Board:

Thomas Weisel Partners LLC ("Thomas Weisel Partners") hereby consents to the inclusion of the opinion letter dated as of July 31, 2001 of Thomas Weisel Partners to the Board of Directors of Scient Corporation ("Scient") as Annex F to, and to the reference thereto under the captions "SUMMARY -- Recommendation of the Boards of Directors and Opinions of Financial Advisors - Opinion of Scient's Financial Advisor", "THE MERGER -- Background of the Merger", "THE MERGER -- Scient's Reasons for the Merger; Scient's Board of Directors' Recommendation" and "THE MERGER -- Opinion of Scient's Financial Advisor" in, the joint proxy statement/prospectus of Scient and iXL, Inc. ("iXL") relating to the proposed merger transaction involving Scient and iXL. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                             By:


                                             /s/ THOMAS WEISEL PARTNERS LLC
                                             -----------------------------------
                                             THOMAS WEISEL PARTNERS LLC